EXHIBIT 99.1

             SLM INTERNATIONAL'S PLAN OF REORGANIZATION EFFECTIVE



Montreal, April 14, 1997.....SLM International, Inc., a leading manufacturer of hockey products under the CCM and Tacks brand names, announced that its Plan of Reorganization, which was confirmed in late January by the Bankruptcy Court for the District of Delaware, had become effective as of Friday, April 11.

As a result of the Reorganization, the majority of the Company's existing debt has been converted into one hundred percent of the equity of the reorganized entity. Effective today, all securities of the Company, including the Company's publicly-held common stock, $.01 par value, have been canceled and 6.5 million shares of new common stock, $.01 par value, have been issued. The Company's former common stockholders received warrants to purchase shares of new Common Stock, at a rate of 1 warrant for every 67 outstanding shares of Common Stock.

The Reorganization accomplished a significant de-leveraging of SLM's balance sheet. The Company entered into a new Credit Agreement with The Chase Manhattan Bank, and one of the Company's Canadian subsidiaries entered into a Credit Agreement with The Chase Manhattan Bank of Canada. The maximum amount of loans and letters of credit that may be outstanding under the Credit Agreements is $74,000,000.

The Company also issued $29,500,000 principal amount of 14% Senior Secured Notes due April 1, 2004.

The Company also announced its 1996 year-end financial results today.

For the year ended December 31, 1996, the Company reported net sales of $140.3 million, compared to net sales of $161.0 million for the year ended December 31, 1995. The Company reported an operating loss of $2.2 million (including $4 million of unusual charges) in 1996, compared to an operating loss of $21.5 million in 1995 (including $15.5 million of unusual charges). The




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Company reported a net loss from continuing operations for 1996 of $18.7 million, compared to a net loss from continuing operations of $51.9 million in 1995 (not including a loss of $25.6 million from disposition of discontinued operations).

SLM International, Inc. designs, develops, manufactures and markets a broad range of ice and roller hockey and figure skating products and sports apparel, primarily under the CCM, Tacks, M&K and #1 Apparel brand names.

All inquiries should be directed to Mr. Gerald B. Wasserman at 7405 Trans Canada Highway, Suite 300, St. Laurent, Quebec H4T 1Z2
o Tel: 514-331-5150  o Fax: 514-331-7061.





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